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                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                    NEWS RELEASE
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Contact:     Ray Tyler
             Vice President Nursing Home Operations



                          ADVOCAT REPORTS FACILITY FIRE

FRANKLIN, Tenn. - (September 5, 2002) - Advocat Inc. (Nasdaq OTC:AVCA) reports that a fire occurred today in Southern Pines Nursing Center, a facility managed by a subsidiary of Advocat.

The fire was discovered in a resident's room at approximately 12:00 p.m. The resident was not in the room at the time. Staff responded to the fire event according to our policies and procedures and all residents and staff of the facility were evacuated without incident or injury. The evacuated residents were temporarily housed in the Newport Inn, an assisted living facility, located nearby.

A staff member with a fire extinguisher and the facility's sprinkler system extinguished the fire. At approximately 2:30 p.m., the fire department allowed staff and residents back into the facility.

There were no injuries in this incident and all systems responded appropriately. The staff of the facility and local fire authority are to be commended for their response to this situation. We are grateful for the response from the community, including Newport Inn, AMR, MedFleet, Stretcher Limo, Madison Point Nursing Home and the many family members, facility volunteers and staff that assisted during this fire event. The cause of the fire is being investigated.

FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, UNCERTAINTY REGARDING THE COMPANY'S ABILITY TO RESTRUCTURE OR REFINANCE ITS DEBT, THE IMPACT OF UNDER INSURED PROFESSIONAL LIABILITY CLAIMS, FACTORS AFFECTING THE LONG-TERM CARE INDUSTRY IN GENERAL, GOVERNMENTAL REIMBURSEMENT, GOVERNMENT REGULATION, HEALTH CARE REFORMS, THE IMPACT OF FUTURE LICENSING SURVEYS, CHANGING ECONOMIC AND MARKET CONDITIONS AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. ADVOCAT INC. IS NOT RESPONSIBLE FOR UPDATING THE INFORMATION CONTAINED IN THIS PRESS RELEASE BEYOND THE PUBLISHED DATE, OR FOR CHANGES MADE TO THIS DOCUMENT BY WIRE SERVICES OR INTERNET SERVICES.

Advocat Inc. operates 100 facilities including 37 assisted living facilities with 3,704 units and 63 skilled nursing facilities containing 7,198 licensed beds as of June 30, 2002. The Company operates facilities in 10 states, primarily in the Southeast, and four provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc